EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION OR INCORPORATION

Capstone Performance Systems, LLC	Delaware
CareKinesis, Inc.	Delaware
J.A. Robertson, Inc.	California
Medliance LLC	Arizona